BANK OF OKLAHOMA N.A.
BANK OF OKLAHOMA TOWER
P.O. Box 2300
Tulsa, OK 74192

December 10, 2008

Chatsworth Data Corporation
Attention: Clayton Woodrum
20710 Lassen Street
Chatsworth, California 91311

Re: $1,050,000 revolving line of credit ("Loan") from Bank of Oklahoma, N.A. ("Bank") to Chatsworth Data Corporation ("Borrower") – Notice of Default

Gentlemen:

This letter shall serve as written notice of the occurrence of certain Events of Default under the Revolving Credit Agreement between Borrower and Bank dated December 1, 2006 ("Credit Agreement"), pursuant to which the Loan was established. Borrower has failed to comply with the following requirements of the Credit Agreement: (i) Section 2.1, as it relates to advances in excess of the Borrowing Base, (ii) Section 8.2, Fixed Charge Coverage Ratio, and (iii) Section 8.3, Minimum Net Capital Investment (separately and collectively, the "Defaults"). Pursuant to Section 9 of the Credit Agreement, Borrower has twenty (20) days from the date of this notice to cure said Defaults.

The Bank has suspended any further advances under the Credit Agreement. In the event Borrower fails to cure the Defaults within twenty (20) days, the Bank may pursue further remedial action against the Borrower and the Guarantor to effectuate payment of the Loan, together with all other obligations owed to the Bank under the loan documents, including without limitation all collection costs, expenses and fees (e.g., attorney fees).

Very truly yours,

Matt Crew
Vice President

cc:

CHATSWORTH DATA SOLUTIONS, INC.
Attn: Clayton Woodrum
2339 South Delaware Place
Tulsa, Oklahoma 74114